Exhibit 1

Reznick                        Reznick Group, P.C.         Tel: (916) 442-9100
Group                          400 Capitol Mall            Fax: (916) 442-9103
                               Suite 2000                  www.reznickgroup.com
                               Sacramento, CA 95814-4424





May 7, 2008



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Moller International, Inc. in the Company's Form 8-K dated May 7, 2008 (attached). We disagree with the Company's determination and evaluation of our Firm's current internal administrative procedures, management practices and responsiveness. We agree that there are no pending unresolved disagreements or adverse opinions on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the registrants interim period ending on December 31, 2007 and proceeding up to April 3, 2008.

We are not in a position to comment on any other matters discussed in such Form 8-K.

Very truly yours,

/s/ Reznick Group P.C.

Reznick Group P.C.